SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 20, 2006

LEXINGTON CORPORATE PROPERTIES TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-12386	13-371318
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 4015, New York, New York	10119-4015
(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
(i)	Special Meeting of Shareholders.

On November 20, 2006, Lexington Corporate Properties Trust (the “Trust”) held a special meeting of its shareholders of record as of October 13, 2006 to consider and vote on the following two proposals:

•

To approve the Agreement and Plan of Merger, dated as of July 23, 2006, by and among the Trust and Newkirk Realty Trust, Inc. (“Newkirk”) including the merger of Newkirk with and into the Trust, the adoption of the Amended and Restated Declaration of Trust of the Trust and the issuance of common shares of the Trust under and as contemplated by the merger agreement.

•

To approve the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time the special meeting to approve the proposals.

At this meeting the shareholders approved the proposals. Approximately 37.8 million, or 71.2% of the outstanding common shares of the Trust, were voted in favor of the first proposal, which represents approximately 97.5% of the votes received.

(ii)	Press Release.

On November 20, 2006, the Trust and Newkirk issued a joint press release announcing the approval of the merger by their respective common shareholders and voting stockholders.

Reference is hereby made to the press release, which is attached as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

99.1	Press Release issued on November 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Corporate Properties Trust

Date: November 27, 2006	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Exhibit Index

99.1	Press Release issued on November 20, 2006.